Exhibit 99.1

NewMarket Corporation

Announces Consent Solicitation for 7.125% Senior Notes Due 2016

RICHMOND, VA, January 4, 2011 — NewMarket Corporation (NYSE: NEU) announced today that it is soliciting consents from holders of its outstanding 7.125% Senior Notes due 2016 (the “Securities”) to approve a proposed amendment to the indenture relating to the Securities. The proposed amendment, if adopted, would modify the formula for calculating NewMarket’s capacity to make certain restricted payments, which is set forth in Section 4.07(a) of the indenture, and would provide NewMarket with additional flexibility to make restricted payments, including, without limitation, repurchases of its outstanding shares of common stock.

Adoption of the proposed amendment requires the consent of holders of at least a majority in principal amount of the outstanding Securities voting as a single class. As of 5:00 p.m., New York City time, on December 31, 2010 (the “Record Time”), which NewMarket has fixed as the record time for determining the holders entitled to give consents, the aggregate principal amount of Securities issued and outstanding was $150,000,000. The consent solicitation expires at 5:00 p.m., New York City time, on January 18, 2011, unless NewMarket extends it (the “Expiration Date”).

Assuming satisfaction or waiver of all of the conditions to the consent solicitation, and acceptance by NewMarket of the consents and effectiveness of the supplemental indenture, NewMarket will pay the consent fee of $15.00 per $1,000 principal amount of Securities held by a holder with respect to which a valid consent has been delivered and not validly revoked prior to the Expiration Date. The consent fee will be payable only to holders of the Securities as of the record time who validly deliver consents and do not validly revoke such consents prior to the Expiration Date or their proper designees. No consent fee will be payable with respect to consents received after the Expiration Date.

Consents that have been validly delivered may be validly revoked at any time prior to the earlier of the time that the supplemental indenture setting forth the proposed amendment to the indenture becomes effective and the Expiration Date, but not thereafter. If the requisite consents to the proposed amendment are received and the supplemental indenture becomes effective and operative, the amendment will be binding on all holders of the Securities, including holders that do not deliver a valid and unrevoked consent.

This press release is not a solicitation of consents with respect to the Securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated January 4, 2011 and the related consent form, which set forth the complete terms of the consent solicitation.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendment to the indenture, holders of the Securities should refer to the Consent Solicitation Statement, which is being sent to all holders of the Securities as of the record time.

J.P. Morgan Securities LLC is serving as the Solicitation Agent in connection with the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent by calling (800) 245-8812 (toll-free) or (212) 270-1200 (collect).

Global Bondholder Services Corporation is serving as the Information and Tabulation Agent in connection with the consent solicitation. Requests for assistance in completing and delivering a consent form or requests for additional copies of the Consent Solicitation Statement and the related consent form should be directed to the Information and Tabulation Agent, by calling (212) 430-3774 (banks and brokers) or (866) 470-3800 (toll-free).

The consent solicitation is not being made to, and a consent form will not be accepted from or on behalf of, a holder in any jurisdiction in which the making of the consent solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the consent solicitation to be made by a licensed broker or dealer, the consent solicitation will be deemed to be made on behalf of NewMarket by the Solicitation Agent or one or more registered brokers or dealers that are appropriately licensed under the laws of such jurisdiction.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: (804) 788-5555

Fax: (804) 788-5688